NORTHERN FUNDS

                                   FORM N-SAR

                                File No. 811-8236

                    Six-Month Period Ended September 30, 2003


EX-99.77C:  Matters submitted to a vote of security holders

At a special meeting of the shareholders of Northern Funds Global Communications Fund held on June 19, 2003, shareholders approved a Plan of Reorganization to reorganize the Global Communications Fund into and with Northern Funds Technology Fund, as follows:

Votes For                  Votes Against                      Abstained
---------                  -------------                      ---------
1,087,498                  44,000                             20,629